Amendment to Asset Purchase and Sale Agreement

     Amendment made this 29th day of March, 2002 by and between ePlus Technology, Inc., a Virginia corporation, with a principal place of business at 400 Herndon Parkway, Herndon, VA 20170 ("Buyer") and Elcom Services Group, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 (the "Seller"), elcom, inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("elcom") , and Elcom International, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("EII"). Collectively, the Seller, elcom and EII are referred to herein as the "Elcom Group".

     Whereas, the parties have entered into an Asset Purchase and Sale Agreement dated March 25, 2002 (the "Agreement")

     Whereas, the parties desire to amend the Agreement.

     Now, therefore, for good and valuable consideration, the parties hereto agree as follows:

     1. Delete the terms "the Preferred Supplier Agreement" from Section 1.1 of the Agreement.

     2.   Delete  Section  1.1 of the  Agreement  and insert the  following  new
          Section 1.1:

          1.1 "Preferred Supplier Agreement": a mutually agreed preferred supplier agreement as described in Section 8.12.

     3.   Delete Section 1.7 and insert the following new Section 1.7:

          1.7. "Purchase Price": Two million one hundred fifty thousand dollars ($2,150,000) to be paid by wire transfer at Closing.

     4.   Insert the following two new sections in Section 1 of the Agreement:

          1.12 "Escrow Amount": such amount to be determined by the parties in accordance with the Managed Services Agreement; provided in no event shall such amount exceed six hundred thousand dollars ($600,000).

          1.13 "Payroll Obligation": the Seller's obligation to pay salary to the Transferred Employees for the period from March 25, 2002 to March 31, 2002, which such amount is approximately equal to one hundred sixty nine seven hundred fifty dollars ($169,750).





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     5.   Notwithstanding anything contained in Section 6 of the Agreement, upon the date of Closing all Non-Disclosure Agreements by and between the parties shall terminate.

     6.   Delete the third sentence of Section 7.1.

     7.   Delete Section 7.1.3 and insert in its place the following section:

          7.1.3 The Purchase Price less the Escrow Amount and the Payroll Obligation shall be paid by Buyer to the Sellers by wire transfer in accordance with Sellers' instructions.

     8.   Delete Section 7.1.8.

     9.   Notwithstanding    anything    contained    in   Section    8.4,   the
          non-solicitation requirements set forth therein shall not apply with respect to Ken Frade.

     10.  Delete Section 8.9.

     11.  Insert the following new Sections:

          8.10 All terms and conditions contained in Section 8 shall become effective at midnight on March 31, 2002.

          8.11 All restrictions on employees imposed by Seller to the extent assignable are assigned to Buyer and Seller hereby waives the right to enforce said restrictions without Buyer's express direction.

          8.12 elcom and Buyer agree that they shall execute and deliver a Preferred Supplier Agreement within ten (10) days of the Closing. Such agreement shall provide that if elcom is requested by a user of its eProcurement solutions to provide recommendations of a provider of information technology products and financing solutions to purchase information technology products, elcom shall offer the Buyer solutions to its users as elcom's preferred provider of IT Products and financing solutions for the purchase of IT products. Buyer shall pay elcom a mutually agreed portion of revenues received by Buyer from such user in consideration of elcom offering the Buyer solutions. elcom shall have no liability if any user decides not to select the Buyer solutions or if it selects the Buyer solutions and Buyer fails to earn any revenue from such arrangement.

          8.13 Within two (2) business days of delivery to Buyer of evidence that Seller has paid to the Transferred Employees the Payroll Obligation, Buyer shall pay to Seller the Payroll Obligation by wire transfer. In the event that Buyer fails to pay to Seller the Payroll Obligation in accordance herewith, without prejudice to any other remedy, Seller may terminate the Managed Services Agreement by providing written notice of termination to Buyer.



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     12.  Delete Section 10.1.4 and insert the following new Section 10.1.4:

          10.1.4 The parties shall have executed and delivered a version of each of the Managed Services Agreement and the Middleware Software License Agreement satisfactory to the parties.

     13. Unless otherwise as provided herein, the Agreement shall remain in full force and effect and to the extent of any conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall govern.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first set forth above.

ELCOM SERVICES GROUP, INC.


         By: /s/ Peter A. Rendall
         -----------------------------------
         Name:  Peter A. Rendall
         Title: Chief Financial Officer


ELCOM INTERNATIONAL, INC.

         By: /s/ Peter A. Rendall
         -----------------------------------
         Name:  Peter A. Rendall
         Title: Chief Financial Officer


elcom, inc.

         By: /s/ Peter A. Rendall
         -----------------------------------
         Name:  Peter A. Rendall
         Title: Chief Financial Officer




ePlus Technology, Inc.


        By: /s/ Kley Parkhurst
         -----------------------------------
         Name:  Kley Parkhurst
         Title: SVP, Sec. & Treasurer